Exhibit 10.3

EXCLUSIVE SUBLICENSE AGREEMENT

This Exclusive Sublicense Agreement (“Agreement”) is made and entered into as of March 29, 2006 (the “Effective Date”), by and between TranXenoGen, Inc., a Delaware corporation with offices located at 800 Boston Turnpike Rd, Shrewsbury, Massachusetts 01545 (“TXG”), and Advanced Cell Technology, Inc., a Delaware corporation with offices located at 1201 Harbor Bay Parkway, Suite 120, Alameda, California 94502 (“Licensee” or “ACT”) (TXG and Licensee sometimes hereinafter referred to as the “parties”, or individually as a “party”). As set forth below, Brandeis University (the “University”) agrees to be bound by certain provisions of this Agreement.

WITNESSETH

WHEREAS, TXG owns, or has licensed with a sublicensable interest, the Patent Rights (as defined below); and

WHEREAS, TXG is in a business synergistic with the business of ACT; and

WHEREAS, the Patent Rights are of strategic importance to the business of ACT; and

WHEREAS, TXG and ACT previously entered into an Option Agreement, dated May 3, 2005, pursuant to which TXG granted to ACT an option to acquire an exclusive license to the Patent Rights; and

WHEREAS, ACT desires to obtain an exclusive sublicense from TXG under the Patent Rights upon the terms and conditions hereinafter set forth below; and

WHEREAS, TXG is willing to grant such a sublicense to ACT upon the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1           “Affiliate” means any corporation, partnership or other legal entity other than a party, in whatever country organized, controlling, controlled by or under common control with a party, but only so long as such control continues to exist. For purposes of this Section 1.1, “control” (a) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise and (b) “control” shall be assumed if a party owns, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity.

1.2           “Brandeis License” means the License Agreement between TXG and the University, effective as of November 24, 1998, as it may be amended from time to time after the Effective Date.

1.3           “Brandeis Patent Rights” means Patent Rights licensed by TXG from the University under the Brandeis License.

1.4           Collective Terms. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” or “includes” means “including [includes] but [is] not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision. Additional terms may be defined throughout this Agreement.

1.5           “Combination Product” means a product that contains a Licensed Product component and at least one other component that has independent therapeutic or diagnostic utility, could reasonably be sold separately and has economic value on its own.

1.6           “Control” or “Controlled” means, with respect to any Patent Rights, TXG Technology or Confidential Information of TXG, the possession by TXG of the ability to grant a license or sublicense of such Patent Rights or TXG Technology or disclose such Confidential Information as provided for herein without the payment of additional consideration to, and without violating the terms of any agreement or arrangement with, any Third Party.

1.7           “Field of Use” means

(a)           non-human cells, embryos, organs, organisms;

(b)           any of (a) above as cloned, transgenic, or cloned transgenic forms;

(c)           any protein products and other biological molecules produced by, or prepared from, (a) and (b) above;

(d)           any methods, technologies, or processes for the creation of (a) through (c) above;

(e)           therapeutic and diagnostics (including products, devices, or processes) of (a) through (d) above;

(f)            cloned, transgenic, or cloned transgenic human cells, tissues and organs not derived by Human Cloning (as defined below).

The Field of Use shall under no circumstances include

(i)            the use of Human Reproductive Cells (“Human Reproductive Cells” are defined herein as human meiotic or post-meiotic germ cells, human gametes, human fertilized eggs, or human pre-implantation embryos) for any purpose;

(ii)           Human Cloning (wherein “Human Cloning” is defined as any action combining a human egg or any part thereof, with the nucleus or any nuclear material from any human cell);

(iii)          human embryos, cloned embryos, human tissue derived by Human Cloning; or

(iv)          transgenic human embryos, transgenic cloned human embryos, transgenic human cells, or transgenic human tissues derived by Human Cloning.

1.8           “Improvement Patents” means any inventions, invention disclosures, patents and patent applications (other than the Patent Rights) (a) Controlled by, TXG, and (b) (i) relating to the specification or claims of the Patent Rights, or (ii) useful, necessary or required to develop or manufacture Licensed Products or to provide Licensed Services within the Field of Use (including, without limitation, improvements relating to the Patent Rights in Exhibit A), together in each case with all related continuation, continuation-in-part, divisional, reissue, revision, extension, substitution and reexamination patents and patent applications, and all corresponding foreign patents and patent applications and other counterparts of the patents described herein.

1.9           “Licensed Product” means any product:

(a)           the manufacture, use, selling or offering for sale of which would infringe one or more Valid Claims of the Patent Rights, but for the licenses granted herein; or

(b)           which is developed through the use of, or manufactured by using, a process or method that would infringe one or more Valid Claims of the Patent Rights, but for the licenses granted herein.

Without limiting the generality of the foregoing, and by way of illustration but not limitation, Licensed Products may include any organism that is described by clause (a) or (b) above or that was made by a process that is described by clause (a) or (b) above, as well as any product (e.g., a protein, cell, tissue or organ) described by clause (a) or (b) above that is produced by or obtained from such an organism.

1.10         “Licensed Service” means any service the performance of which would infringe one or more Valid Claims under the Patent Rights, but for the licenses granted hereunder.

1.11         “Licensee” means Advanced Cell Technology, Inc., a Delaware corporation with offices located at 1201 Harbor Bay Parkway, Suite 120, Alameda, California 94502.

1.12         “Net Sales” means the invoiced amount earned on sales by Licensee or its Affiliates of Licensed Products and Licensed Services to any third person or entity (except for an Affiliate of Licensee), less, to the extent applicable, the following:

(a)           discounts actually allowed and taken;

(b)           sales, tariff and import duties, use and other taxes or governmental charges directly imposed with reference to particular sales;

(c)           packaging, transportation and insurance prepaid or allowed to the extent included in the gross invoiced sales price; and

(d)           amounts repaid, allowed or credited on returns or rejection.

In the case of Combination Products, Net Sales means the total invoice amount earned on sales by Licensee or its Affiliates of Combination Products to any third person or entity (except for an Affiliate of Licensee), less, to the extent applicable, the deductions set forth above, multiplied by a proration factor that is determined as follows:

(i)            If all components of the Combination Product were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A/(A+B)], where A is the average invoice amount earned on the Licensed Product during such period when sold separately in finished form, and B is the average invoice amount earned on all other active components of the Combination Product during such period when sold separately in finished form; or

(ii)           if all components of the Combination Product were not sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [C/(C+D)], where C is the average fully absorbed cost of the Licensed Product component during the prior quarter and D is the average fully absorbed cost of all other active components of the Combination Product during the prior quarter.

1.13         “Patent Rights” means (a) the inventions, invention disclosures, patent applications and patents listed in Exhibit A (“Inventions”); (b) any patents or patent applications claiming inventions disclosed in the Inventions; (c) any continuations, continuations-in-parts, or divisionals of, or other patent applications claiming priority to, patent applications identified in the preceding subsections (a) or (b) and patents issuing therefrom; (d) any extension, renewal, reexamination, substitution, or reissue of a patent identified in subsections (a), (b), or (c); and (e) all foreign equivalents of subsections (a), (b), (c) and (d).

1.14         “Sublicense Income” means all consideration that Licensee receives for granting a sublicense pursuant to Section 2.2 of this Agreement to any third party that is not an Affiliate of

Licensee, including without limitation license fees, royalties, milestone payments, equity, up-front fees, success fees and license maintenance fees, but excluding payments specifically committed to the development of Licensed Products or Licensed Services to be undertaken by Licensee based on full-time equivalent or other cost-accounting methodologies that are consistent with then current industry practices. For the avoidance of doubt, “Sublicense Income” excludes payments made in consideration for the issuance of equity or debt securities of Licensee up to fair market value.

1.15         “Territory” means the world.

1.16         “TXG Technology” means know-how, technical information, research and development information, research data, test results, knowledge, inventions, discoveries, developments, methods, formulas, techniques, improvements, process information, designs, drawings, specifications, schematics and other documentation, data, databases, processes, methods of production and other information and materials, whether tangible or intangible, that (a) is Controlled by TXG during the term of this Agreement, (b) relates to the Patent Rights, and (c) is necessary or useful for Licensee to practice the license granted to it hereunder. For the avoidance of doubt, it is the parties’ intention that TXG Technology covers unpatented items of the type articulated above, and that in appropriate circumstances, certain TXG Technology may in the future become included within the Patent Rights (as defined below).

1.17         “Valid Claim” means (a) a claim of any issued and unexpired United States or foreign patent within the Patent Rights which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or has been taken within the time allowed for such appeal and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) to the extent rights are granted by a governmental patent authority thereunder (i.e., to the extent that the owner would be able to enforce a right to a patent royalty thereunder under applicable patent law), a claim of a pending patent application within the Patent Rights.

ARTICLE 2 - GRANT

2.1           (a)           Sublicense Grant. Subject to the terms and conditions of this Agreement, TXG hereby grants to Licensee and its Affiliates a royalty-bearing, exclusive (even as to TXG, except for the retained rights described in Section 2.1(b) below), transferable (solely in accordance with Section 11.1), sublicensable (solely in accordance with Section 2.2) license or sublicense, as the case may be, under its rights in the Patent Rights and TXG Technology, to develop, make, have made, use, sell, have sold, offer to sell, import, export, reproduce, distribute, perform and display, and otherwise dispose of Licensed Products, and to develop and perform Licensed Services, and to use and practice in products and services any process, art or method, included in the TXG Technology, in the Territory in the Field of Use. This Agreement is subject to the relevant terms of the Brandeis License applicable to sublicensees as such terms have been incorporated herein, as the Brandeis License may be amended from time to time, provided, that (i) as provided in Section 2.1(c) below, the Brandeis License may not be amended in a manner that materially and adversely affects the rights and benefits extended to Licensee hereunder without the prior written consent of Licensee, and (ii) in the event of any inconsistency between the Brandeis License and Section 2.1(c) hereof, Section 2.1(c) hereof shall govern. TXG agrees to provide Licensee with prior written notice of any amendments to the Brandeis License and provide Licensee with the opportunity to consent to such amendments, in whole or part, in which case this Agreement will be subject to such amendments to the extent consented to by Licensee.

(b)           Retained Rights of TXG. Subject to the other terms of this Agreement, TXG hereby retains the right to use and practice the Patent Rights and TXG Technology to develop, make, have made, use, sell, have sold, offer to sell, import, export, reproduce, distribute, perform and display, and otherwise dispose of products, and to develop and perform services, for the development of laboratory animal models, specifically limited to models based on rats, rabbits, and guinea pigs, for use in the study of human disease and testing of pharmaceuticals.

(c)           The Brandeis License. Licensee acknowledges that the Brandeis Patent Rights licensed to Licensee hereunder are owned by the University and are licensed to TXG under the Brandeis License. TXG, the University and Licensee agree that, in the event the Brandeis License is terminated prior to its natural date of expiration for any reason (or this Agreement is rejected by TXG in bankruptcy or terminated by Licensee pursuant to Section 7.2 or 7.7), (i) promptly following such termination (or rejection) of the Brandeis License, the University shall, if Licensee is a sublicensee in good standing and there are no outstanding legal claims asserted by TXG against Licensee relative to the terms of this Agreement, directly license the Brandeis Patent Rights to Licensee in a mutually-agreeable license agreement with the terms of such license agreement no less favorable than the Brandeis License and Licensee will thereafter make any payments due to TXG directly to the University during the term of this Agreement; and (ii) Licensee shall not be liable for any payments that may be due and payable to the University by TXG. TXG AND THE UNIVERSITY ACKNOWLEDGE AND AGREE THAT LICENSEE SHALL BE ENTITLED TO SPECIFIC PERFORMANCE OF THE UNIVERSITY’S OBLIGATIONS UNDER THIS SECTION 2.1(c) to the extent not inconsistent with then-prevailing laws and regulations to which the University may be subject. For the avoidance of doubt, TXG and the University agree that Section 9.4 of the Brandeis License shall not apply to Licensee on any expiration or termination of the Brandeis License and shall not be construed as vitiating the provisions of this Agreement (including Sections 2.1(a) and this Section 2.1(c)). However, nothing in this Section 2.1(c) shall be construed as prohibiting the subsequent negotiation between University and Licensee of any of the terms contained in Section 9.4 of the Brandeis License. TXG and the University agree that the provisions of this Section 2.1(b) shall govern in the event that the Brandeis License is terminated. TXG and the University agree that Licensee will not be bound by any amendment to the Brandeis License that adversely affects Licensee’s rights or obligations under this Agreement in any material respect, unless Licensee agrees in writing to such amendment. For the avoidance of doubt, TXG and the University agree that Licensee has no obligations to the University under the Brandeis License, including without limitation any obligation to make any payments to the University thereunder.

(d)           Diligence. Licensee will exercise commercially reasonable efforts and diligence in developing and commercializing Licensed Products and Licensed Services in the Field of Use,

such reasonable efforts and diligence to be in accordance with the efforts and resources Licensee would use for a product candidate owned by it or to which it has rights, which is of similar market potential as the applicable Licensed Product or Licensed Service, taking into account the competitiveness of the marketplace, the proprietary position of the Licensed Product or Licensed Service, the relative potential safety and efficacy of the Licensed Product or Licensed Service and the cost of goods and availability of capacity to manufacture and supply the Licensed Product or Licensed Service at commercial scale.

2.2           Sublicenses to Patent Rights. Licensee shall have the right to grant further sublicenses to or under the Patent Rights. Licensee shall provide TXG with a copy of all sublicense agreements of the Patent Rights prior to execution, which shall be deemed Licensee’s Confidential Information subject to the provisions of Article 8 of this Agreement.

2.3           Technology Transfer. Promptly upon execution of this Agreement TXG shall provide Licensee with all existing TXG Technology (including without limitation Confidential Information and materials Controlled by TXG as may be reasonably necessary to allow Licensee to fully exploit the licenses granted hereunder, including any such Confidential Information obtained from the University). From time to time thereafter during the term of the Agreement, TXG shall provide Licensee with any additional TXG Technology and such technical assistance as Licensee reasonably shall request, provided that such requests do not unreasonably interfere with the regular business operations of TXG.

2.4           Right of First Negotiation. Notwithstanding anything to the contrary in this Agreement, in the event that TXG Controls any Improvement Patents during the term of this Agreement, Licensee shall have a right of first negotiation to obtain an exclusive or, at Licensee’s option, non-exclusive right and license to such Improvement Patents and all related intellectual property rights in the Field of Use to the maximum extent of TXG’s rights to grant such a license. TXG shall promptly notify Licensee upon Controlling any such rights and shall, prior to any discussion with any third party, present to Licensee, a proposal of terms and conditions both to obtain an (x) exclusive or (y) nonexclusive right and license to such Improvement Patents and all related intellectual property rights in the Field of Use. In the event that Licensee and TXG have not agreed upon the terms and conditions pursuant to which Licensee would receive such a right and license within 120 days after Licensee’s receipt of TXG’s proposal, TXG shall be free to discuss terms and conditions for granting of rights and license with respect to such specific Improvement Patent(s) with any third party without further obligation to Licensee; provided, however, that no right or license with respect to any such Improvement Patent will be granted to a third party in the Field of Use within 12 months of the later of (i) termination of negotiations between Licensee and TXG, or (ii) the expiration of the above mentioned 120 days, under terms and conditions more favorable to the third party than the terms and conditions last discussed with Licensee without first offering such more favorable terms and conditions to Licensee for Licensee’s consideration and possible acceptance.

ARTICLE 3 - CONSIDERATION

3.1           Initial Payment. In partial consideration of the rights and licenses granted to

Licensee by TXG in this Agreement, Licensee agrees to pay to TXG a license fee (the “License Fee”) equal to $400,000 on the Effective Date, payable through the payment of $150,000 in cash and the issuance of shares of common stock of Licensee within a fair market value on the Effective Date of $250,000, pursuant to the terms of, and subject to the conditions set forth in, the Subscription Agreement to be executed by the parties substantially in the form attached hereto as Exhibit B.

The License Fee is not refundable and is not creditable against other payments due to TXG under this Agreement.

3.2           Royalties.

(a)           In partial consideration of the license rights and licenses granted by TXG to Licensee in this Agreement, Licensee agrees to pay to TXG the following royalties:

(1)  three percent (3%) of the Net Sales of all Licensed Products and Licensed Services that are Cell-Based Applications;

(2)  two percent (2%) of the Net Sales of all Licensed Products and Licensed Services that are Animal Applications; and

(3)  two percent (2%) of the Net Sales of all Licensed Products not covered by (1) and (2) above.

For the avoidance of doubt, no multiple royalties shall be payable because any Licensed Product or Licensed Service is covered by more than one patent or patent application within the Patent Rights. For purposes of this Section 3.2, Cell-Based Applications shall mean Licensed Products or Licensed Services that are principally based on cloned, transgenic, or cloned transgenic human cells, tissues and organs not derived by Human Cloning (as defined above), and Animal Applications shall mean all other Licensed Products or Licensed Services (i.e., Licensed Products or Licensed Services not principally based cloned, transgenic, or cloned transgenic human cells, tissues and organs not derived by Human Cloning (as defined above).

(b)           The obligation of Licensee to pay royalties on sales of Licensed Products or Licensed Services covered by a Valid Claim of the Patent Rights shall terminate on a country-by-country basis concurrently with the expiration or termination of the last applicable Valid Claim within the Patent Rights in the country in the Territory in which the Licensed Product or Licensed Service is sold.

3.3           License Maintenance Fee.

(a)           Subject to the terms and conditions of this Agreement (including without limitation subsections (b) and (c) of this Section 3.3), on January 1, 2007, and on each January 1 thereafter during the term of this Agreement, Licensee shall pay TXG an annual maintenance fee of $25,000 (the “Maintenance Fee Period”).

(b)           The maintenance fee payments shall be considered an advance against royalties and Sublicense Income payable to TXG hereunder and shall be fully creditable against any royalties and Sublicense Income payable to TXG hereunder in the same twelve (12) month period in which such maintenance fee is paid. Accordingly, Licensee shall not be obligated to pay TXG any royalties or Sublicense Income otherwise payable hereunder to the extent that the total accrued royalties and Sublicense Income otherwise payable in the same twelve (12) month period in which such maintenance fee is paid do not exceed the maintenance fee paid at the beginning of such twelve (12) month period. Waiver of any payment of the annual maintenance fee by TXG shall not be construed as a waiver of any subsequent payment of the annual maintenance fee.

(c)           The obligation of Licensee to pay maintenance fees shall terminate concurrently with the expiration or termination of the last applicable Valid Claim within the Patent Rights in the Territory.

(d)           TXG acknowledges the receipt of $20,000 paid by Licensee as an option fee. TXG agrees that Licensee may credit $10,000 of the $20,000 option fee against the initial payment made under Section 3.1 of this Agreement.

3.4           Third Party Royalties. In the event that Licensee is required to make and actually does make royalty payments to one or more third parties for a license to an issued patent or patents (“Third Party Payments”) in order to develop, make, have made, use, import, export, sell, offer for sale or otherwise exploit Licensed Products or to perform Licensed Services for a Cell-Based Application, in the absence of which such Licensed Product or Licensed Service could not legally be used or sold or performed in such country, then, Licensee may offset the royalties otherwise due pursuant to Section 3.2(a) above for such Licensed Product or Licensed Service in the same royalty period by fifty percent (50%) of such Third Party Payments. However, the royalty payments under Section 3.2 may never be reduced by more than fifty percent (50%) in any royalty period.

3.5           Milestone Payment. Licensee shall pay TXG a milestone payment of $100,000 within thirty (30) days after the issuance of claims in a U.S. Patent substantially similar to those set forth in the Preliminary Amendment submitted on March 10, 2004 in U.S. Patent Application No. 10/798,061.

3.6           Sublicense Income. Licensee shall pay to TXG a total of ten percent (10%) of all Sublicense Income for Cell-Based Applications, and fifty percent (50%) of all Sublicense Income for Animal Applications. For Sublicense Income comprising equity, Licensee shall have the option, upon not less than ten (10) days’ written notice to TXG, of (a) transferring (or otherwise arranging the issuance) to TXG up to ten percent (10%) and/or fifty percent (50%) of the shares of capital stock (or other form of equity interest) received by Licensee as Sublicense Income for Cell-Based Applications, or Animal Applications, as applicable, provided such shares (or other equity interest) are valued at their applicable fair market value as determined by the board of directors of the issuing entity in good faith at the time of issuance to Licensee (or if not so determined, as determined by the most recent per-share price at which such same class of shares

(or other equity) were sold to unaffiliated third parties by the issuing entity on comparable terms) or (b) paying TXG cash in an amount equal to the fair market value of such shares (or other forms of equity interest), determined as provided in subsection (a) of this Section 3.6.

3.7           Payment Method. All payments due under this Agreement shall be paid to TXG in Grafton, Massachusetts, U.S.A., and shall be made in United States currency without deduction for taxes, assessments, exchanges, collection or other charges of any kind; provided, however, that any withholding tax required to be withheld by Licensee on royalty or Sublicense Income payments under the laws of any country in the Territory for the account of TXG will be promptly paid by Licensee for and on behalf of TXG to the appropriate governmental authority, and Licensee will furnish TXG with proof of payment of such tax. Any such tax actually paid on behalf of TXG may be deducted from royalty payments or Sublicense Income due TXG. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

3.8           Late Fee. Licensee shall pay TXG interest on any overdue amounts at the rate of one percent (1%) per month and twelve percent (12%) per annum, from the date when such payment should have been made pursuant to Section 3.1, 3.2, 3.3 and/or 3.6, as applicable.

ARTICLE 4 - REPORTS AND RECORDS

4.1           TXG Audit Rights. Licensee shall keep full, true and accurate books of account containing all particulars necessary for the purpose of showing the amounts payable to TXG hereunder. Said books of account shall be kept at Licensee’s principal place of business for three (3) years following the end of the calendar year to which they pertain. Said books and the supporting data shall be open upon reasonable advance notice during Licensee’s normal business hours (and no more frequently than once per calendar year) for three (3) years following the end of the calendar year to which they pertain, to the inspection of an independent auditor reasonably acceptable to Licensee for the purpose of verifying Licensee’s royalty statement or compliance with payment obligations under this Agreement. If any such audit determines that the reported payments to TXG were less than ninety five percent (95%) of the actual amount due to TXG for the calendar year in question, Licensee shall bear the reasonable cost of such auditor’s inspection and pay any undisputed deficit amounts within 30 days. In all other cases, TXG shall pay the costs of the audit. All information disclosed pursuant to an audit shall be treated as Licensee’s Confidential Information and, other than the amount of any shortfall, which may be disclosed to TXG, shall not be disclosed to any third party or used for any purpose other than to determine the correctness of Licensee’s royalty statement or payment obligations under this Agreement.

4.2           Licensee Reports. After the first commercial sale of a Licensed Product or Licensed Service, Licensee, within forty-five (45) days after June 30 and December 31, of each year, shall deliver to TXG a true and accurate report, giving such particulars of the business conducted by Licensee during the preceding six-month period under this Agreement necessary for the purpose of accounting hereunder. Without limiting the generality of the foregoing, these reports shall include the following:

(a)           number of Licensed Products manufactured by Licensee and its Affiliates or by any third party on Licensee’s behalf;

(b)           number of Licensed Products sold by Licensee and its Affiliates;

(c)           total receipts for Licensed Products sold by Licensee and its Affiliates;

(d)           total receipts for all Licensed Services sold by Licensee and its Affiliates;

(e)           deductions applicable as provided in Section 1.11; and

(f)                                    the amount of Sublicense Income due to TXG for the applicable royalty period from each sublicensee.

4.3           Royalty Report. With each such report submitted, Licensee shall pay to TXG the royalties due and payable under this Agreement. If no royalties shall be due, Licensee shall so report. All information disclosed in such report shall be Licensee’s Confidential Information.

4.4           TXG Reports. Within sixty (60) days after each anniversary of the Effective Date of this Agreement, TXG shall furnish Licensee with a written report on its use of the Patent Rights and the TXG Technology with the retained rights described in Section 2.1(b) above, including without limitation a description of research and development efforts, efforts to obtain regulatory approval, marketing efforts, and products and services offered for sale. All information disclosed pursuant to such reports shall be treated as TXG’s Confidential Information.

ARTICLE 5 - PATENT RIGHTS

5.1           Responsibility for the Patent Rights. Subject to the terms of this Agreement, TXG shall be solely responsible for the preparation, filing, prosecution and maintenance of the Patent Right listed on Exhibit A. The costs of such filing, prosecution and maintenance (including without limitation the payment of all government fees in any given country required to maintain the Patent Rights) shall be borne by TXG, but Licensee will reimburse TXG for one hundred percent (100%) of all such costs incurred by TXG that are attributable to maintenance, annuity fees and translation and grant validation costs incurred by TXG with respect to such Patent Rights. Either Party may, at its sole expense, prepare, file, prosecute and maintain any Patent Rights not listed on Exhibit A; provided, that, (a) such Party provides the non-filing Party with written notice and an opportunity to comment on all Filings and Responses (as defined in Section 5.2) with respect thereto and (b) the non-filing Party provides the filing Party with such reasonable assistance as may be requested by the filing Party in connection with such Filings and Responses, at the filing Party’s sole expense.

5.2           Licensee’s Participation. Licensee’s patent counsel shall be given a reasonable opportunity to comment, at Licensee’s expense, on all proposed patent filings (“Filings”) and responses (“Responses”) to patent office actions or other patent office communications that may affect the Patent Rights or Licensee’s rights and obligations hereunder either directly or in combination with any response thereto (collectively, “Office Communications”) with respect to the Patent Rights. In the case of Filings, and in the case of Office Communications to which TXG must respond in a period of time equal to or exceeding sixty (60) days (excluding extensions), TXG shall deliver copies of its proposed Filings or Response to Licensee not later than fifteen (15) business days prior to the patent office deadline (excluding extensions) for such Filing or Response. TXG will not unreasonably refuse to accept any suggestions of Licensee’s patent counsel regarding such Filing or Response, provided that Licensee’s patent counsel provides such comments to TXG’s patent counsel not less than five (5) days prior to the patent office deadline (excluding extensions) for such Filing or Response; provided, however, that TXG will have the final decision on the incorporation of any comments in such Filing or Response. In the case of Office Communications to which TXG must respond in less than sixty (60) days (including any extensions), TXG shall deliver copies of its proposed Response to Licensee not later than ten (10) days prior to the patent office deadline, and TXG will not unreasonably refuse to accept any suggestions of Licensee’s patent counsel regarding such Response, provided that Licensee’s patent counsel provides such comments to TXG’s patent counsel not less than five (5) days prior to the final patent office deadline for such Response. In any event, TXG will provide Licensee with copies of all Office Communications relating to the Patent Rights reasonably promptly after TXG’s receipt thereof, but in any event within five (5) business days of receipt. Where TXG fails to forward Office Communications within the time frame indicated, TXG shall use reasonable commercial best efforts and own expense to obtain an extension of time to file the Office Communication so as to provide Licensee fifteen (15) business days to review and comment on such Office Communication prior to filing. TXG agrees to use reasonable commercial efforts to prosecute U.S. patents covering the inventions disclosed in 10/798,061 and 10/969,646 and, if Licensee requests, to consult closely with Licensee’s patent counsel in these efforts.

5.3           Abandonment. TXG will not allow any patent or patent application within the Patent Rights to become expired or abandoned, or fail to diligently pursue patent protection for any invention within the Patent Rights, without giving (a) written notice to Licensee and the University at least thirty (30) business days prior to the next due date for any required communication, response to office action, filing, or payment, failure to meet which would result in expiration or abandonment, including but not limited to provisional abandonment, of the patent or patent application, and (b) Licensee or the University the right to assume responsibility for such patent or patent application. If Licensee or the University so elects, (i) TXG will execute such documents and otherwise perform such acts and make all filings as may be reasonably required to permit Licensee’s or the University’s designees to prosecute and maintain such patent or application in such jurisdiction(s) and transact all matters connected therewith (including, as necessary, appointing Licensee or the University as TXG’s delegatee or agent, as applicable, for the purpose of continuing to exercise Licensee’s prosecution and maintenance rights under the Brandeis License, appointing Licensee’s or the University’s patent counsel as associate attorneys of record, and changing address of the patent attorney of record with the appropriate patent authorities), and (ii) Licensee or the University will thereafter assume control thereof and all expenses (arising thereafter) for such prosecution and maintenance by Licensee or the University.

5.4           Enforcement of the Patent Rights. The parties agree to notify each other in writing of any actual or threatened infringement by a third party of the Patent Rights or of any third-party claim of invalidity or unenforceability of the Patent Rights. Licensee shall have the first right to prosecute and defend such claims under its sole control and at its sole expense. If Licensee does proceed with such prosecution or defense, TXG shall provide reasonable assistance to Licensee at Licensee’s request, provided Licensee pays TXG for the reasonable out-of-pockets costs incurred by TXG in such assistance. Any recovery obtained in an action under this Section 5.4 shall be distributed as follows, in this order: (i) Licensee shall be reimbursed for any expenses incurred in the action; and (ii) Licensee shall receive the remaining recovery, less a reasonable approximation of the royalties that Licensee would have paid to TXG if Licensee had received the amount awarded as ordinary damages as Net Sales of Licensed Products sold by Licensee. Licensee may, after written notice to TXG, offset 100% of any unreimbursed expenses incurred by it in prosecuting or defending claims under this Section 5.4 against any royalty or maintenance fee due to TXG under this Agreement; provided, that, such offset shall in no event reduce the royalty or maintenance fee otherwise due to TXG in any calendar quarter by more than twenty-five percent (25%). Licensee’s rights under this Section 5.4 shall be subject to the rights of the University under the Brandeis License (i.e. Section 7 thereof), provided that the University agrees to permit Licensee to assume control of and responsibility for such infringement action or defense in accordance with this Section 5.4 provided Licensee consults and cooperates with the University in accordance with Section 7 of the Brandeis License. TXG will otherwise perform all acts and effect all filings reasonably necessary to permit Licensee to exercise its rights under this Section 5.4 at Licensee’s sole expense.

5.5           TXG Rights to Enforce. In the event that Licensee fails to initiate an infringement action within a reasonable time (but no more than one hundred eighty (180) days) after Licensee becomes aware of the basis for such action (e.g., the actual or threatened infringement) or fails to answer a declaratory judgment action within a reasonable time (but no more than ninety (90) days) after Licensee receives or becomes aware of such infringement or action, TXG shall have the right, after notifying Licensee and the University in writing, to prosecute such infringement or answer such declaratory judgment action, under its sole control and at its sole expense. If TXG does proceed with such prosecution or defense, Licensee shall provide reasonable assistance to TXG at TXG’s request, provided TXG pays Licensee for its reasonable out-of-pockets costs incurred in such assistance. Any recovery obtained in an action under this Section 5.5 shall be distributed as follows, in this order: (i) TXG shall be reimbursed for any expenses incurred in the action; (ii) as to ordinary damages, Licensee shall receive an amount equal to lost profits or a reasonable royalty on the infringing sales (whichever measure the court applied), less a reasonable approximation of the royalties that Licensee would have paid to TXG if Licensee had received such amount as Net Sales of Licensed Products sold by Licensee; and (iii) as to any additional damages, 100% to TXG, unless Licensee joins TXG in the prosecution at its own expense at which point the parties will share equally in any award. TXG’s rights under this Section 5.5 shall be subject to the rights of the University under the Brandeis License (i.e. Section 7 thereof), provided that the University agrees to permit TXG to assume control of and responsibility for such infringement action or defense in accordance with this Section 5.5 provided TXG consults and cooperates with the University in accordance with Section 7 of the Brandeis License.

5.6.          Cooperation. TXG and Licensee agree to reasonably cooperate in connection with the preparation, filing, prosecution, and maintenance of the Patent Rights. Cooperation includes, without limitation, (a) promptly executing all papers and instruments or requiring employees of the University or TXG to execute papers and instruments as reasonably appropriate to enable Licensee to file, prosecute, and maintain Patent Rights in any country; and (b) promptly informing Licensee of matters that may affect preparation, filing, prosecution, or maintenance of Patent Rights (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application). Additionally, in the event either party exercises its rights hereunder to proceed with any prosecution of infringement or defense of the Patent Rights, such party shall consult with the other party regarding the course of such proceedings and shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action that admits the invalidity or unenforceability of any Patent Rights or that would adversely affect the rights of the other party without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed.

ARTICLE 6 — INDEMNIFICATION; LIMITATION OF LIABILITY

6.1           Indemnification by TXG. TXG shall defend, indemnify and hold harmless Licensee, the University, and their Affiliates, sublicensees, successors and assigns, and their respective trustees, agents, directors, officers, shareholders, partners and employees (each, an “Indemnified Party”), at TXG’s cost and expense, from and against any and all losses, costs, liabilities, licensing fees, damages, fees and expenses, including reasonable attorneys’ fees and expenses (“Losses”) incurred or imposed upon any of the indemnified parties in connection with any claims (including third party claims), suits, actions, demands or judgments (“Claims”):

(a) arising out of any breach by TXG of any representation or warranty of TXG hereunder; or

(b) arising out of the negligence or willful misconduct of TXG.

6.2           Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless TXG, the University and their Affiliates, successors and assigns, and their respective trustees, agents, directors, officers, shareholders, partners and employees, at Licensee’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses incurred or imposed upon any of the indemnified parties in connection with any claims (including third party claims), suits, actions, demands or judgments:

(a)           arising out of any breach by Licensee of any representation or warranty of Licensee hereunder, or

(b)           arising out of the death or injury to any person or persons or out of any damage to tangible property resulting from, or otherwise attributable to, the making, using, development, and/or sale by Licensee of any Licensed Products or Licensed Services under this Agreement.

6.3           Indemnification Claims. Each party shall give the other party prompt notice of any claim for which indemnification under this Section 6 is or may be applicable and will cooperate with the indemnifying party in the defense or settlement of such claim at the indemnifying party’s expense. The indemnifying party shall be required to provide and be entitled to control the defense of any claim covered hereunder (including the right to control settlement discussions) with counsel reasonably satisfactory to the other party, which other party may, at its own expense, participate in the defense of any claim after the indemnifying party assumes control of the defense thereof. No claim that is subject to indemnification under this Article 6 shall be settled or otherwise compromised other than by the party defending such claim, and then only with the prior written consent of the other party, which shall not be unreasonably withheld or delayed; it shall not be unreasonable to withhold consent if the settlement or compromise either (a) imposes on the indemnified party any liability or obligation which cannot be assumed and performed in full by the indemnifying party, or (b) materially adversely affects the indemnified party or its rights hereunder. The failure of the indemnified party to deliver notice to the indemnifying party promptly after the commencement of any such action shall not release the indemnifying party from any liability to the indemnified party under this Section 6 other than any liabilities directly attributable to such failure. Any amounts for which TXG is liable under Section 6.1 may be offset by Licensee against any payments required hereunder.

6.4           LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO LIABILITY ARISING AS A RESULT OF A THIRD PARTY CLAIM REFERRED TO IN AND COVERED BY SECTIONS 6.1 OR 6.2 (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY (OR ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY.

6.5           Insurance. Each party shall obtain and maintain, at all times during the term of this Agreement, general liability insurance with appropriate bodily injury, death and property damage limits. Upon request, a party shall furnish a certificate of insurance signed by an authorized representative of its insurance underwriter evidencing such coverage and providing for at least thirty (30) days’ prior written notice of any cancellation, termination or reduction of coverage.

6.6           Patent Interference Proceeding. In the event that TXG or any of its Affiliates or the University enters into any settlement agreements, consent orders or compromises arising out of any patent interference or opposition proceedings pending before the U.S. Patent and Trademark Office or similar authorities in the Territory or any court of competent jurisdiction involving the Patent Rights, TXG and the University shall ensure that Licensee and its Affiliates and sublicensees will obtain the benefits of such settlements, orders or compromises. Any out-of-pocket expenses incurred by Licensee in assisting with or participating in any such proceedings at the request of TXG may be deducted from any amounts owed by Licensee to TXG under this Agreement.

ARTICLE 7 — TERMINATION

7.1           Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the expiration of the last Valid Claim under the Patent Rights unless sooner terminated as provided herein.

7.2           Termination for Cause. If either party materially breaches any material provision of this Agreement and if such breach is not cured within ninety (90) days (the “Cure Period”) after receiving written notice from the other party specifying such breach in reasonable detail, the non-breaching party shall have the right to terminate this Agreement by giving written notice thereof to the party in breach, which termination shall go into effect immediately on receipt unless the allegedly breaching party delivers a Resolution Notice (pursuant to Section 11.8; provided that the Negotiation Period shall be reduced to ten (10) business days) to the other party within five (5) days of such second notice (in which event, such termination shall not be effective unless and until there has been a final mutually agreed resolution by the parties to terminate or a final decision of the arbitrator that the allegedly breaching party has materially breached a material provision hereof and that the Agreement should be terminated as a result thereof).

7.3           Termination for Convenience. Licensee shall have the right to terminate this Agreement at any time without cause on ninety (90) days’ prior notice to TXG.

7.4           Existing Stock. In the event that this Agreement terminates or expires, Licensee and its sublicensees hereunder shall retain limited rights to sell any Licensed Products existing or under production (e.g., a cloned animal in utero or a cloned embryo) and to perform Licensed Services related to such Licensed Products, subject to the terms of this Agreement (including without limitation the obligation to pay royalties under Article 3 to the extent not creditable or offsetable against maintenance fees), but Licensee shall have no obligation to pay any annual maintenance fees or portion thereof, except for any such payment due and payable prior to the effective termination date.

7.5           Survival. Upon any termination or expiration of this Agreement:  nothing herein shall be construed to release either party from any obligation incurred prior to the effective date of such termination (except as set forth below); Articles/Sections 1, 6, 7, 8, 10, 11.7 through 11.13, and (only with respect to any action already commenced as of the date of termination notice) the provisions allocating recoveries in 5.4 and 5.5, shall survive and continue in full force and effect; any sublicensee shall have the option to retain its license rights in accordance with the terms of its sublicense granted by Licensee prior to the effective termination date of this Agreement, provided such sublicensee agrees to remit to TXG all amounts owing thereunder after the effective termination date that are attributable to its sublicense of the Patent Rights. Upon any termination or expiration of this Agreement, each party shall promptly return to the other party, or destroy, all written Confidential Information of the other party, and all copies, notes or extracts thereof (except to the extent reasonably necessary to exercise the license in the following sentence, if applicable). Upon the expiration, determination, disclaimer or admission of invalidity or unenforceability of the last Valid Claim within the Licensed Patents, the license to TXG Technology granted under Section 2.1 shall become irrevocable, non-exclusive, fully paid up and royalty-free. Upon any rejection of this Agreement by TXG in bankruptcy or termination of this Agreement by Licensee pursuant to Section 7.2 or 7.7, Section 2.1(b) shall survive and continue in full force and effect.

7.6           Termination for Change in Law. Licensee may immediately terminate this Agreement on written notice to TXG in the event that there are any changes in law that may have material adverse effect on Licensee’s right to develop, make, have made, import, export, use, sell or otherwise exploit or perform Licensed Products or Licensed Services.

7.7           Termination of Brandeis License. Licensee may immediately terminate this Agreement effective on written notice to TXG in the event that the Brandeis License terminates or expires for any reason.

ARTICLE 8 — CONFIDENTIALITY AND NON-DISCLOSURE

8.1           Confidential Information; Non-Disclosure. “Confidential Information” shall mean any technical, business, financial, customer or other information disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”) pursuant to this Agreement which, if disclosed in written form, is marked “Confidential” or “Proprietary” or by a similar legend or which, if disclosed orally or visually, is identified as confidential information at the time of disclosure and confirmed by written outline mailed to the other party within thirty (30) days of the original disclosure. Licensee’s Confidential Information specifically includes the terms of this Agreement and any sublicense agreements and all information, data, reports and statements relating to Licensed Products and Licensed Services. Except to the extent authorized by this Agreement or by other prior written consent by the Disclosing Party, each party shall during the term of this Agreement and for five (5) years after its termination: (i) not use Confidential Information of the Disclosing Party except for the purposes of fulfilling its obligations or exercising or enforcing its rights under this Agreement, or as otherwise authorized herein or in writing by the Disclosing Party, (ii) disclose the Confidential Information of the Disclosing Party only to those of its employees, directors, and consultants who have need to know or use such Confidential Information for the foregoing purposes or as authorized by the Disclosing Party, provided that the Receiving Party will ensure such disclosees are bound by obligations of confidentiality at least as restrictive as those set forth in this Section 8.1. In addition, Licensee may disclose Confidential Information of TXG to its Affiliates (and their employees, directors and consultants) or permitted sublicensees or distributors for the foregoing purposes or as authorized by TXG, provided such disclosees are bound by obligations of confidentiality at least as restrictive as those set forth in this Section 8.1. Each of the parties shall protect the Confidential Information of the Disclosing Party using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care. Except as expressly provided in this Agreement, no ownership right is granted in any Confidential Information.

8.2           Exclusions. Notwithstanding Section 8.1, Confidential Information excludes information that: (i) was publicly known or available at the time it was disclosed or becomes publicly known or available through no fault, action, or inaction of the Receiving Party; (ii) was known to the Receiving Party at the time of disclosure; (iii) is disclosed with the prior written approval of the Disclosing Party; (iv) was independently developed by the Receiving Party without any use of the Confidential Information; or (v) is provided to the recipient by an independent third party having no fiduciary relationship with the Disclosing Party and having no obligation to keep the information secret.

8.3           Permitted Disclosures. Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information of the other party: (i) to the extent and to the persons and entities required to comply with an applicable governmental law, rule or regulation or court or administrative order; provided, however, that the party required to disclose Confidential Information shall first have given prompt notice to the other party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other party; or (ii) as necessary to file or prosecute patent applications, enforce patents, prosecute or defend litigation, or otherwise establish or enforce rights or obligations under this Agreement, but only to the extent that any such disclosure is reasonably necessary.

8.4           Financial Disclosure. The parties agree not to disclose the economic terms of this Agreement to any third party other than their Affiliates without the prior written consent of the other party hereto except (a) as required by applicable securities laws or the requirements of any applicable stock exchange, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law); (b) in confidence, to legal counsel; (c) in confidence, to accountants, banks, and financing sources and their advisors; and (d) to the extent necessary to enforce this Agreement or any rights or obligations hereunder.

8.5           Injunctive Relief. TXG and Licensee acknowledge and agree that any breach of the confidentiality obligations imposed by this Section 8 may constitute immediate and irreparable harm to the party disclosing the Confidential Information and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and may warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief.

8.6           Survival. The obligations of TXG and Licensee under this Article 8 shall survive for five (5) years after the expiration or termination of this Agreement.

ARTICLE 9 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, return receipt requested, or by nationally recognized overnight carrier addressed to the parties at the following addresses or such other addresses as such party furnishes to the other party in accordance with this paragraph. Such notices, payments, or other communications shall be effective upon receipt.

In the case of Licensee:	Advanced Cell Technology, Inc.
1201 Harbor Bay Parkway, Suite 120
Alameda, CA 94502
Attention: Jonathan Atzen,
Senior Vice President and General Counsel

With a copy to:	Pierce Atwood
One Monument Square
Portland, ME 04101
Attention: William L. Worden, Esq.

In the case of TXG:	TranXenoGen, Inc.
800 Boston Turnpike Road
Shrewsbury, MA 01545
Attention: Paul DiTullio, President

With a copy to:	Mintz, Levin, Cohen, Ferris, Glovsky, and Popeo PC
One Financial Center
Boston, MA 02111
Attention: Ingrid Beattie

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES

10.1         Representations and Warranties by TXG. TXG represents and warrants that:

(a)           TXG has the full legal right and power to grant to Licensee the licenses granted herein;

(b)           the execution, delivery and performance of this Agreement by TXG (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action on TXG’s part, and (iii) have been approved by the TXG Board of Directors;

(c)           the execution, delivery and performance of this Agreement by TXG, including the grant of rights and licenses herein, do not and will not contravene, conflict, constitute or result in a default under or breach of, and are not and will not be inconsistent with, any law or regulation, any judgment, decree or order, or any term, condition or provision of any contract, agreement (including without limitation the Brandeis License) or other undertaking applicable to TXG or the Patent Rights or the TXG Technology and the intellectual property rights thereto;

(d)           TXG has obtained all necessary consents to grant to Licensee the rights and licenses granted herein;

(e)           TXG has provided to Licensee a copy of the Brandeis License in effect as of the Effective Date, and TXG represents and warrants that said copy is a true and complete copy of the Brandeis License (including without limitation any amendments, schedules, exhibits, or addenda thereto) as of the Effective Date;

(f)            Neither TXG nor any of its Affiliates is a party of any agreement with the University governing the license of, or option to license, any intellectual property rights other than the Brandeis License;

(g)           to the best knowledge of TXG, the exercise of the rights and licenses granted to Licensee under this Agreement, including the development, manufacture, use or sale of the Licensed Products or Licensed Services, shall not infringe or misappropriate the intellectual property or other rights (excluding patent rights) of any third party;

(h)           To the best knowledge of TXG, TXG’s rights and interests in the Patent Rights are free and clear of all liens, encumbrances and security interests of every kind;

(i)            TXG has received no written communication claiming (or threatening to claim), and to the best knowledge of TXG there is no pending claim, that the practice of the inventions described in the Patent Rights or any use of the TXG Technology infringes any patents or patent applications or other rights of any third party, and, to the knowledge of TXG, there is no basis for any such claim, and no other party has any rights with respect to any inventions or discoveries described in the Patent Rights or in the TXG Technology, other than TXG and the University;

(j)            the practice of the inventions described in the Patent Rights does not infringe, violate or misappropriate, and will not require any payment to TXG or any of its Affiliates (other than the payments set forth in this Agreement and/or in the Brandeis License) with respect to any other technology, intellectual property rights, or patents owned or Controlled by TXG or any of its Affiliates as of the Effective Date, or claims of patent applications that TXG or its Affiliates have made or contemplate making (collectively, “Other Rights”). To the extent, if any, there is a breach of the representations and warranties set forth in this Section 10.2(k), and, as a result of such breach, Licensee or an Affiliate, in practicing an invention described in the Patent Rights, infringes any Other Rights, Licensee and its Affiliates (and the users and purchasers of products and services infringing such Other Rights made or sold by Licensee and its Affiliates and sublicensees) shall be immunized and indemnified by TXG from liability, suit or other claims (by TXG, the University, and any of their licensees, successors and assignees) under such Other Rights;

(k)           (i) the Brandeis License is valid, binding and enforceable, and to the best knowledge of TXG, neither TXG nor the University is in default in complying with any provision thereof and no condition or event or facts exist which, with notice or lapse of time or both, would constitute a default thereunder; (ii) TXG will comply with all terms of the Brandeis License, and will be responsible for making all payments due under the Brandeis License; (iii) TXG will notify Licensee promptly if TXG receives any notice or written communication threatening or stating that the University intends to terminate the Brandeis License or modify, assign or amend such agreement in any way that adversely affects this Agreement or Licensee’s rights hereunder; (iv) TXG will provide Licensee with copies of all communications regarding any alleged or actual breach of the Brandeis License; and

(l)            TXG has disclosed to Licensee all inventions, disclosures, patent applications and patents owned or Controlled by TXG, that are relevant to the Field of Use.

10.2         Representations and Warranties by Licensee. Licensee represents and warrants that:

(a)           the execution, delivery and performance of this Agreement by Licensee (i) are within its corporate powers, and (ii) have been duly authorized by all necessary corporate action on Licensee’s part; and

(b)           the execution, delivery and performance of this Agreement by Licensee do not and will not contravene, conflict, constitute or result in a default under or breach of, and are not and will not be inconsistent with, any judgment, decree or order, or any term, condition or provision of any contract, agreement or other undertaking applicable to Licensee.

10.3         Disclaimer. EXCEPT AS OTHERWISE SET FORTH IN SECTION 10 OF THIS AGREEMENT, NEITHER TXG NOR LICENSEE, NOR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES, MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

ARTICLE 11 - MISCELLANEOUS PROVISIONS

11.1         Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred, in whole or in part, voluntarily, by operation of law or otherwise, by either party without the prior written approval of the other party; provided that, TXG hereby provides such prior written approval in advance to any such assignment or transfer by Licensee in the following circumstances:  (a) to an Affiliate of Licensee, (b) to any entity established to serve as a holding company for cloning patent rights, or (c) to any third party that acquires all or substantially all of the assets of Licensee or its animal cloning business, or that is the surviving person in a merger or consolidation with Licensee, provided that such assignee agrees to accept and assume any and all obligations and liabilities of the assignee arising thereafter under this Agreement. Any assignment or transfer in violation of this Section 11.1 shall be null and void.

11.2         Compliance with Law. Licensee shall comply in all material respects with all local, state, federal and international laws and regulations relating to the development, manufacture, use, provision, and sale of Licensed Products and Licensed Services. Without limiting the generality of the foregoing, Licensee agrees to comply with the following:

(a)           Licensee shall obtain all necessary approvals from the US Department of Agriculture (USDA) and any similar governmental authorities of any foreign jurisdiction in the Territory in which Licensee intends to make, use, or sell Licensed Products or to perform Licensed Services.

(b)           Licensee shall comply in all material respects with any and all material applicable local, state, federal and international laws and regulations relating to the Licensed Products and Licensed Services, and the Patent Rights, in the Territory, including without limitation all material export or import regulations and rules now in effect or as may be issued from time to time by any governmental authority which has jurisdiction relating to the export of Licensed Products or Licensed Services and any technology relating thereto.

(c)           To the extent that any invention claimed in the Patent Rights has been partially funded by the United States Government, and only to the extent required by applicable laws and regulations, Licensee agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories, unless a waiver is obtained in accordance with applicable law. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, a waiver of this requirement may be sought from the relevant federal agency; upon Licensee’s request, TXG and the University shall cooperate in all respects with Licensee in seeking such a waiver and TXG shall use its best efforts to obtain the University’s cooperation.

11.3         Encumbrances. TXG shall not create or incur or cause to be incurred or to exist any lien, encumbrance, pledge, charge, restriction or other security interest of any kind directly upon the Patent Rights without the prior written consent of Licensee.

11.4         Publicity. Neither party shall originate or issue any publicity, news release or other public announcement (“Announcements”), written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as otherwise required by law. Any references to the University in such Announcements shall be subject to section 10.6 of the Brandeis License. The foregoing and Section 8.1 notwithstanding, TXG and Licensee shall have the right to make such Announcements without the consent of the other party in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that such party shall have given the other party at least ten (10) days prior written notice of the proposed text for the purpose of giving the other party the opportunity to comment on such text.

11.5         No Implied Licenses. No implied licenses are granted pursuant to the terms of this Agreement.

11.6         No Agency. Nothing herein shall be deemed to constitute either party as the agent or representative of the party, or both parties as joint venturers or partners for any purpose. Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion. Neither party shall be responsible for the acts or omissions of the other party, nor shall either party have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

11.7         Choice of Law; Submission to Jurisdiction. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent included in the Patent Rights shall be determined by the law of the country in which the patent was granted.

11.8         Dispute Resolution.

(a)           Informal Resolution. The parties agree to follow the procedures set forth in this Section 11.8 to resolve any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof (each, a “Dispute”). Prior to engaging in any formal dispute resolution with respect to any Dispute, the president or CEO of each party, or their respective designees, shall, if either party provides written notice to the other party requesting resolution of such Dispute (“Resolution Notice”), attempt to resolve such Dispute through good faith negotiations. If any Dispute cannot be settled by agreement of the parties pursuant to the preceding sentence within sixty (60) days of receipt of the Resolution Notice (“Negotiation Period”), then either party may, by written notice to the other requesting resolution by arbitration (“Arbitration Notice”), invoke the dispute resolution provisions of Section 11.8(b).

(b)           Arbitration. In the event that the dispute resolution provisions of Section 11.8(a) do not result in a mutually agreed resolution of the Dispute, then the parties agree to submit to confidential arbitration, which shall be commenced as soon as practicable following the receipt by one party of the other party’s Arbitration Notice. Any arbitration proceeding relating to the Agreement shall be presided over by a single independent arbitrator experienced in the biopharmaceutical industry and having relevant and significant experience relating to the subject matter of the dispute, who shall be agreed to by the parties, provided, that, if the parties are unable to agree on an arbitrator, then each party shall name one (1) such arbitrator (whose sole role shall be to select an impartial arbitrator) and the two (2) arbitrators will together designate an impartial, independent arbitrator experienced in the biopharmaceutical industry to preside over the arbitration proceeding. Each of the parties agrees to use its reasonable best efforts to cause the arbitrator to be selected by the thirtieth (30th) day after the receipt of the Arbitration Notice. The arbitration shall be held in the City of Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in force (as modified herein), and shall be held on an expedited basis and in confidence. The arbitrator shall not have the power to award exemplary or punitive damages. Each party agrees that the final determination/decision of the arbitrator presiding over the proceeding shall be binding on it.

Notwithstanding the foregoing or anything in this Section 11.8, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, including such relief for compelling the commencement of the dispute resolution provisions in accordance with Section 11.8, without breach of this arbitration provision. The prevailing party in any dispute related hereto, whether in a court of law or in arbitration, shall have its reasonable costs and expenses related to such dispute reimbursed by the non-prevailing party; provided, however, that if the arbitrator rules in favor of one party on some issues and the other party on other issues, the arbitrator shall allocate such costs and expenses between the parties in a manner that bears a reasonable relationship to the outcome of the arbitration. The rulings of the arbitrator and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, except as permitted by law, and may be entered as a final judgment in any court having jurisdiction.

11.9         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

11.10       Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof.

11.11       Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

11.12       Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

11.13       Effect of Bankruptcy Filing. The parties agree and acknowledge that this Agreement is a contract under which TXG is a licensor to Licensee of rights with respect to intellectual property (including without limitation, “intellectual property” within the meaning of Section 101 of the Bankruptcy Code of the United States (“Bankruptcy Code”)). All rights, licenses, immunities and other rights granted under or pursuant to or otherwise described in this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” within the meaning of Section 101 of the Bankruptcy Code. The parties agree that Licensee and its sublicensees, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against TXG including under the Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including without limitation copies of invention disclosures and filings and communications relating to the Patent Rights, and the same, if not already in Licensee’s possession, shall be promptly delivered to Licensee upon any such commencement of a bankruptcy proceeding upon written request by Licensee.

11.14       Immunity. The rights and license granted to Licensee pursuant to Section 2.1 shall inure to the benefit of, and include an immunity from suit against, any direct or indirect distributor, reseller, customer or other user of Licensed Products and Licensed Services sold by or for Licensee, any Affiliate and/or any sublicense of Licensee under this Agreement, whether such Licensed Products or Licensed Services (or results thereof) are used, imported, sold, offered for sale, leased or otherwise disposed of alone or in combination with other products or services, although such immunity will not extend to any such combinations.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year first set forth above.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ James G. Stewart
Name: James G. Stewart
Title: CFO

TRANXENOGEN, INC.

By:	/s/ Paul A. DiTullis
Name: Paul A. DiTullis
Title: President and CEO

CONSENT AND AGREEMENT

For value received, Brandeis University hereby (a) consents to the sublicense by TranXenoGen to Advanced Cell, Inc. of the Brandeis Patent Rights under this Agreement, and (b) agrees to be bound by the applicable provisions hereof.

BRANDEIS UNIVERSITY

By:	/s/ Larry R. Steranka
Name: Larry R. Steranka
Title: Executive Director, OTL

EXHIBIT A

Patent Rights

U.S. Patents

5,480,772
5,651,992
5,773,217
6,245,567
6,753,457
6,878,546

U.S. Patent Applications

10/798,061
10/969,646

Foreign Patent Applications

WO9418344
EP154931
EP0686202
CA2155309

A-1

EXHIBIT B

SUBSCRIPTION AGREEMENT

This Subscription Agreement has been executed by the undersigned in connection with the issuance to the undersigned’s of 163,339 shares of common stock of Advanced Cell Technology, Inc., a Delaware corporation (the “Company”) (“Common Stock”) pursuant to that certain Exclusive License Agreement dated March 29, 2006 by and between the Company and TranXenoGen, Inc. (the “License Agreement”). The undersigned (sometimes herein referred to as the “Investor”) hereby represents and warrants to, and agrees with, the Company as follows:

1.             Agreement to Subscribe; Payment; Subscription Irrevocable.

The undersigned hereby agrees, subject to and in accordance with the terms, provisions and conditions set forth herein, to acquire an aggregate of [         ] shares (the “Shares”) of Common Stock pursuant to the terms and conditions of the License Agreement.

2.             Qualifications of Investor.

(a)           The undersigned hereby represents and warrants to the Company that the Investor is an “accredited investor” as defined in Section 501 of Regulation D of the Securities Act of 1933.

(b)           The undersigned further hereby represents and warrants to the Company that the Investor (1) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company; and (2) can afford to bear the economic risk of this investment for an indefinite period of time and has no need for liquidity in this investment.

(c)           The undersigned further hereby represents and warrants to the Company that the Investor (1) is acquiring the Shares for his or her own account, for investment, and not with a view to resale or distribution; and (2) is aware that the right to transfer the Shares is restricted by the Securities Act of 1933 and applicable state securities laws, and that there is no market for the Shares.

(d)           The undersigned is an “accredited investor” as such term is defined in Rule 501 of Regulation D on the basis of the following facts (please check at least one):

☐

(i)   If the Undersigned is a natural person, his/her net worth (jointly with a spouse, if any), including homes, home furnishings and automobiles, exceeds $1,000,000 (valuing assets on the basis of their current fair market value).

☐	(ii) If the undersigned is a natural person, his/her individual income for each of the years 2003 and 2004, and his/her anticipated individual income for 2005, exceeds $200,000

☐

(iii)   If the undersigned is a natural person, his/her joint income with a spouse for each of the years 2003 and 2004, and the undersigned’s anticipated joint income with his/her spouse for 2005, exceeds $300,000.

☐

(iv)   If the undersigned is a corporation, an organization described in Section 501(c)(3) of the Internal Revenue Code, a Massachusetts or similar business trust, a partnership or limited liability company, it was not formed for the specific purpose of acquiring the Shares offered and its total assets exceed $5,000,000.

☐

(v)   If the Undersigned is an employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), (i) its investment decisions are made by a bank, savings and loan association, insurance company or registered investment advisor acting as a plan fiduciary, as defined in Section 3(21) of ERISA, (ii) its total plan assets exceed $5,000,000, or (iii) if a self-directed plan, its investment decisions are made solely by persons that are “accredited investors” as described in this Paragraph 3(i).

☐

(vi)   If the undersigned is a trust other than a trust described in Paragraph 3(i)(iv) above, it has total assets that exceed $5,000,000 and was not formed for the specific purpose of acquiring the Shares offered, and its purchase was directed by a sophisticated person as defined in the Regulations.

☐	(vii) If the undersigned is an entity, each equity owner is an “accredited investor” as described in this Paragraph 3(i).

In furtherance of the foregoing (and not in limitation thereof), the undersigned has answered the following questions regarding the undersigned’s net worth and net income and acknowledges that the Company may rely on such responses.

3.             Access to Information; Independent Investigation.

(a)           The undersigned, in making the decision to purchase the Shares subscribed for, has relied upon independent investigations made by it, and the undersigned has conducted its own due diligence investigation and  been given access and the opportunity review all information it deemed relevant to its investment decision in connection with the commercial transaction of which this investment is a part, as well as an opportunity to ask questions of, and to receive answers from, the Company or any person acting on behalf of it concerning the terms and conditions of this investment. The undersigned and the undersigned’s advisors, if any, have been furnished with all materials relating to the business, finances, operations and prospects of the Company and materials relating to the offer and sale of the Shares that have been requested. The undersigned and the undersigned’s advisors, if any, have received complete and satisfactory answers to any such inquiries.

(b)           No Other Representations. Except as otherwise specifically provided in this Agreement, no representations have been made to the undersigned or such purchaser representative,

if any, concerning the Shares, the business or prospects of the Company or other matters.

(c)           Adequacy of Investigation. The undersigned acknowledges that the undersigned is subscribing for the Shares after what the undersigned deems to be adequate investigation of the business, finances and prospects of the Company by the undersigned and the undersigned’s advisors, if any.

(d)           No Governmental Recommendation or Approval. The undersigned understands that no federal or state agency has passed on or made any recommendation or endorsement of the Shares.

4.             Investment Representations.

(a)           Shares Not Registered; Indefinite Holding. The undersigned has been advised by the Company, and understands, that the undersigned must bear the economic risk of an investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Company is under no obligation to register the Shares. Therefore, the Shares must be held by the undersigned unless they are subsequently registered under the Securities Act or an exemption from such registration is available for the transfer of the Shares. The undersigned acknowledges that there is no market presently available on which the Shares may be sold, and that no such market is expected to develop.

(b)           No Disposition of Shares Without Securities Law Compliance. The undersigned agrees not to subdivide the Shares or to offer, sell, pledge, hypothecate or otherwise transfer or dispose of any of the Shares in the absence of an effective registration statement under the Securities Act covering such disposition, or an opinion of counsel, satisfactory to the Company and its counsel, to the effect that registration under the Securities Act is not required in respect of such transfer or disposition.

(c)           “Private Offering” Exemption; Reliance on Representations. The undersigned understands that the offer and sale of the Shares are not being registered under the Securities Act in reliance on (i) Securities and Exchange Commission Rule 506 of Regulation D; and (ii) the “private offering” exemption provided by Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated pursuant to the Securities Act of 1933, and that the Company is basing its reliance on the exemption in part on the representations, warranties, statements and agreements contained herein and those of other investors contained in similar subscription agreements.

The undersigned further understands that other investors are making their investment in reliance on the representations, warranties, statements and agreements contained herein (as the undersigned is making this investment in reliance on theirs) and the undersigned invites both the Company and other investors so to rely.

5.             Indemnity.

The undersigned shall indemnify and hold harmless the Company and any of its directors, officers, employees, and representatives who is, has been, or becomes a party or is threatened to be made a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to represent or state facts made by the Investor to the Company, in connection with the sale of the Shares.

6.             Confidentiality.

The undersigned acknowledges that the information provided by the Company to the Investor is confidential and non-public and agrees that all such information shall be kept in confidence and not disclosed to any third party for any reason; provided, that this obligation shall not apply to any such information that (i) is part of the public knowledge or literature and readily accessible at the date hereof; (ii) becomes part of the public knowledge or literature and readily accessible by the public (except as a result of a breach of these provisions); or (iii) is received from third parties (except third parties who disclose such information in violation of any confidentiality agreements, including without limitation, any subscription agreement they may have with the Company).

7.             Closing.

The date of the closing of the sale of the Shares (the “Closing”) shall be the date hereof.

8.             Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the state of California, without giving effect to its conflicts of laws principles.

[signature page to follow]

IN WITNESS WHEREOF, this Subscription Agreement was duly executed on the 29th day of March, 2006.

WITNESS:

TRANXENOGEN, INC.

/s/ Larry R. Steranka	By:	/s/ Paul A. DiTullis
Larry R. Steranka
	Its:	President and CEO

ACCEPTANCE

The foregoing Subscription Agreement is hereby accepted to the extent of 163,339 shares of common stock of Advanced Cell Technology, Inc., a Delaware corporation (the “Company”), this 29th day of March, 2006. The subscription represented by this Agreement will not be deemed accepted by the Company until and unless signed on its behalf by its duly authorized officer. Upon acceptance of this subscription by the Company, the Company shall be deemed to have agreed to perform all of its obligations herein set forth.

Advanced Cell Technology, Inc.

By:	/s/ James G. Stewart

Its:	Chief Financial Officer